Exhibit 99.1

Specialty Laboratories Announces Third Quarter 2005 Results

Valencia, Calif., October 26, 2005 – Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, today announced results for the third quarter ended September 30, 2005.

For the third quarter 2005, net revenue was $38.7 million, increasing 11.6% from $34.6 million in the third quarter 2004.  Net income was $519,000 or $0.02 per diluted share, compared to a loss of $2.2 million or $0.10 per diluted share for the third quarter 2004.  Results of operations during the third quarter 2005 include charges of approximately $639,000 related primarily to legal expenses incurred in connection with the previously-announced merger between Specialty and AmeriPath, Inc.  These charges are recorded in Selling, General and Administrative expenses (SG&A).  Net income excluding these charges was $1.2 million or $0.05 per diluted share.

Adjusted EBITDA, excluding these charges, was approximately $2.7 million in the third quarter 2005, an approximate $1.6 million sequential increase from the second quarter 2005 adjusted EBITDA of $1.1 million, which also excluded certain charges.

“We are pleased with the progress we have made on certain expense reduction initiatives, which began in the second quarter, and the impact they had on our third quarter performance,” said David C. Weavil, Specialty’s chief executive officer.  “Our management team has done a very commendable job, and will continue to strive for additional productivity gains.  However, on a sequential basis we did experience a slight decrease in total accessions during the period, and we are working on improving our sales performance in gaining new client referrals.  We will continue to maintain our focus on service, selling and profit improvements in the fourth quarter, and beyond.”

Financial Highlights

•                  Volumes.  Third quarter 2005 patient accessions were approximately 918,000, increasing more than 17.4% from the approximately 782,000 accessions of the year-ago quarter, but decreasing by approximately 1% from the second quarter 2005.  An increase in Specialty’s independent laboratory business, which began during the third quarter 2004 and continued during the third quarter 2005, accounted for approximately 142,000 patient accessions in the third quarter 2005 compared to 56,000 in the third quarter 2004.  Excluding this stream of independent laboratory business, which we believe is temporary in nature, accession volume grew approximately 6.9% from the year-ago quarter to 776,000 accessions, and declined slightly from 778,000 accessions during the second quarter 2005.

•                  Revenue.  Net revenue for the third quarter was $38.7 million, increasing 11.6% from $34.6 million in the third quarter 2004.  Excluding the temporary independent laboratory business, revenues were $36.9 million, an increase of 8.8% over the third quarter 2004.

•                  Pricing.  Average price per accession, excluding the temporary independent laboratory business noted above, increased by 1.8% from the year ago quarter and was flat in comparison to the pricing achieved in the second quarter 2005.

•                  Gross Margins.  Gross margin as a percentage of revenue was 35.0% during the third quarter 2005 compared to 30.9% in the year ago quarter and 32.7% in the second quarter 2005. The improvement in gross margin realized during the third quarter over the second quarter 2005 was the result of a more favorable test mix and the continued benefit of significant cost reduction initiatives that were implemented during the second quarter 2005.

•                  Balance Sheet.  Cash and investments were approximately $38.6 million as of September 30, 2005.  Specialty continues to expect to receive approximately $3.5 million in additional cash payments in the fourth quarter 2005 related to its facility sale-leaseback transaction, following the final completion of all contractual obligations.  Days outstanding for accounts receivable were approximately 66.8 days at the end of the third quarter 2005, compared to 64.5 days at the end of the second quarter 2005.

•                  Cash Flow.  Operating cash flow for the quarter was $1.1 million.  Capital expenditures were approximately $914,000.  Depreciation and amortization for the period totaled approximately $1.4 million.

As announced on September 30, 2005, Specialty Laboratories has signed a definitive merger agreement with AmeriPath, Inc. (“AmeriPath”).  Specialty expects to complete the transaction in the first quarter of 2006.

Conference Call Information

Specialty Laboratories’ quarterly conference call will be broadcast live on Specialty’s website, www.specialtylabs.com, on October 26, 2005 at 5:15 PM Eastern.  A replay will be accessible on this site through the close of business on October 26, 2006.

About Specialty

Specialty Laboratories performs highly advanced clinical tests used by physicians to diagnose, monitor and treat disease.  Offering an extensive menu of specialized testing options for more than ten major medical specialties,

Specialty provides hospitals, laboratories and specialist physicians a single-source solution to their non-routine testing needs.  By focusing on complex and technologically advanced testing, Specialty generally does not directly compete with clients for routine testing work and offers clinical testing services that complement the laboratory capabilities of its clients.  Specialty’s Web address is www.specialtylabs.com.

Important Notice for Investors

The Company plans to file with the SEC and mail to its stockholders a proxy statement in connection with the previously-announced transaction.  Investors are urged to read the proxy statement and any other relevant documents when they become available because they will contain important information.  Investors will be able to obtain free copies of the proxy statement and other documents filed with the SEC by the company through the web site maintained by the SEC at www.sec.gov.  In addition, investors will be able to obtain free copies of the proxy statement and other documents free-of-charge from the Company, Attention: Investor Relations, 27027 Tourney Road, Valencia, CA 91355.

The directors, executive officers and certain other members of management of the Company may be soliciting proxies in favor of the proposed transaction from the Company’s shareholders.  For information about these directors, executive officers and members of management, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is available at the SEC’S website (www.sec.gov) and from the Company at the address provided in the preceding paragraph, or on the Company’s website (www.specialtylabs.com) under the heading “Investor Center”.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve risks and uncertainties, including, but not limited to, statements concerning the following: achieving additional productivity gains; our ability to improve our sales performance and gain new client referrals; maintaining our focus on service, selling and profit improvements in future periods; and the expected date of completion of the previously-announced transaction between Specialty and AmeriPath, Inc.  These forward-looking statements involve known and unknown risks which may cause the company’s actual results and performance to be materially different from the future results and performance stated or implied by the forward-looking statements. In light of the significant uncertainties inherent in the forward-looking information included in this release, the inclusion of such information should not be regarded as a representation by Specialty or any other person that Specialty’s objectives or plans will be achieved. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” and elsewhere in filings with the Securities and Exchange Commission made from time to time by Specialty Laboratories, including our periodic filings on Forms 10-K, 10-Q and 8-K.

(Tables follow.)

Specialty Laboratories, Inc.

Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005

Net revenue	$34,632	$38,664	$99,153	$114,342
Costs and expenses:
Costs of services	23,919	25,143	68,775	77,745
Selling, general and administrative (exclusive of provision for doubtful accounts charges and stock-based compensation charges)	11,001	11,564	31,381	38,438
Provision for doubtful accounts charges	2,008	1,172	4,274	3,432
Stock-based compensation charges	1	360	147	674
Facility exit costs	496	—	496	556
Total costs and expenses	37,425	38,239	105,073	120,845

Operating (loss)/income	(2,793)	425	(5,920)	(6,503)

Interest income	(190)	(208)	(429)	(603)
Interest expense	101	114	101	325

(Loss)/income before income taxes	(2,704)	519	(5,592)	(6,225)

Provision (benefit) for income taxes	(501)	—	(501)	5,864

Net (loss)/income	$(2,203)	$519	$(5,091)	$(12,089)

Basic (loss)/income per common share	$(0.10)	$0.02	$(0.22)	$(0.52)

Diluted (loss)/income per common share	$(0.10)	$0.02	$(0.22)	$(0.52)

Basic shares	22,862	23,800	22,782	23,369
Diluted shares (a)	22,862	24,219	22,782	23,369

Adjusted EBITDA (b)	$(607)	$2,713	$(670)	$3,421

(a)          For all periods except the three months ended September 30, 2005, potentially dilutive common shares are excluded from the diluted loss per common share calculation because they are antidilutive.

(b)         Adjusted EBITDA represents earnings before interest, income taxes, depreciation, amortization, and excludes non-cash rent expense and certain charges incurred in connection with the Company’s facility move, turnaround efforts and merger related activities. The Company uses EBITDA and adjusted EBITDA extensively as an internal measure of the performance of Company management, including as a measure of sequential quarterly performance.  In addition to earnings before taxes and other profitability measurements under generally accepted accounting principles (“GAAP”), the Company believes EBITDA and adjusted EBITDA are useful and commonly used measures of financial performance within the laboratory industry, particularly in the case of a company turnaround effort (as the Company is currently engaged in), to allow for meaningful comparisons of Company performance during sequential reporting periods.  Adjusted EBITDA allows for the evaluation and comparison of the performance of the Company’s core business operations for different reporting periods, as it excludes certain charges associated with the Company’s recently-announced merger transaction, and facility move and turnaround efforts (including severance for executive officers who departed the Company as part of this turnaround and the abandonment of certain technology programs that no longer provide any benefit to the Company, thus allowing the Company to focus on its primary business offerings) and which are not generally related to the core business operations.  EBITDA and adjusted EBITDA are not measures of financial performance under GAAP, and they should not be considered as an alternative to earnings before income taxes (or any other performance measure under GAAP) as a measure of performance or to cash flows from operating, investing or financing activities as an indicator of cash flows or as a measure of liquidity. The following tables reconcile earnings before income taxes, representing the most comparable measure under GAAP, to adjusted EBITDA for the three-month and nine-month periods ended September 30, 2005 and 2004:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005

(Loss)/income before income taxes	$(2,704)	$519	$(5,592)	$(6,225)
Add (subtract):
Interest expense	101	114	101	325
Interest income	(190)	(208)	(429)	(603)
Depreciation	1,503	1,261	4,377	3,969
Amortization	102	124	292	373
Non-cash rent expense	85	264	85	792
Charges for facility exit costs, turnaround efforts and merger related expenses	496	639	496	4,790

Adjusted EBITDA	$(607)	$2,713	$(670)	$3,421

Specialty Laboratories, Inc.

Consolidated Balance Sheets

(Dollar amounts in thousands)

	December 31, 2004	September 30, 2005
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$18,283	$17,040
Accounts receivable, less allowance for doubtful accounts of $3,132 as of December 31, 2004 and $3,541 as of September 30, 2005	26,517	28,699
Receivable from sale of property	3,500	3,500
Refundable income taxes	—	—
Deferred income taxes	1,155	—
Inventory	3,207	3,884
Prepaid expenses and other assets	2,683	3,406
Total current assets	55,345	56,529

Property and equipment, net	32,843	32,077
Long-term investments	21,822	21,592
Deferred income taxes	4,709	—
Goodwill, net	5,655	5,655
Other assets	5,768	5,434
	$126,142	$121,287

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$9,292	$7,321
Income taxes payable	387	—
Facility exit costs accrual	471	—
Accrued liabilities	4,297	7,088
Total current liabilities	14,447	14,409
Other long-term liabilities	2,161	3,144

Shareholders’ equity:
Preferred stock, no par value: Authorized shares—10,000,000 Issued and outstanding shares—none	—	—
Common stock, no par value: Authorized shares—100,000,000 Issued and outstanding shares—23,022,644 as of December 31, 2004 and 23,907,113 as of September 30, 2005	105,224	111,743
Retained earnings (accumulated deficit)	4,486	(7,603)
Accumulated other comprehensive loss	(176)	(406)
Total shareholders’ equity	109,534	103,734
	$126,142	$121,287

Contact:

Richard K. Whitney

Chairman of the Board of Directors

Specialty Laboratories

(888) 676-5441